Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Silicom Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value NIS 0.01 per share	Other	750,000	$37.29	$27,967,500	0.0000927	$2,592.59

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Ordinary Shares, par value ILS 0.01 per share (“Ordinary Shares”), which may become issuable under the Global Share Incentive Plan (2013), as amended, by reason of any share dividend, share split, recapitalization, or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding Ordinary Shares of the Registrant.

(2)
The proposed maximum offering price per share as to shares authorized for issuance pursuant to future awards solely for the purpose of calculating the registration fee, pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act, based on the average of the high and low prices for the Registrant’s Ordinary Shares on the Nasdaq Global Market September 16, 2022.